UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 29, 2005

Airbee Wireless, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50918	46-0500345
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9400 Key West Avenue, Rockville, Maryland		20850
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	301-517-1860

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On April 26, 2005, the Company executed a promissory note in favor of Montgomery Equity Partners, Ltd. Pursuant to the terms of the promissory note, Montgomery Equity Partners disbursed $750,000 to the Company on the date the note was executed. The bulk of the funds were used by the Company to fund the business operations of Identity, which was merged with a wholly owned subsidiary,the Airbee Automotive Group. These funds are due to be returned to the Company.
The merger has since been rescinded as previously announced. The promissory note had a one-year term and accrued interest monthly at 24% per annum. An officer of the Company pledged his nine plus million shares of the Company’s common stock as collateral (the "Collateral") for the promissory note. Subsequently, the Company defaulted on the promissory note. In an effort to reach a settlement with Montgomery Equity Partners, the Company entered into a Letter Agreement on September 29, 2005. Pursuant to the terms of that Letter Agreement, Montgomery Equity Partners took possession of the Collateral and is allowed to sell a portion of those shares to recover the principal and interest of the promissory note. Montgomery Equity Partners has recently begun executing the terms of the settlement agreement. The total amount of principal and interest we owe Montgomery Equity Partners is $935,000. Once Montgomery Equity Partners sells a sufficient number of shares of the Collateral to recover the amounts owed by the Company, the remaining shares of the Collateral will be returned to the officer who pledged his shares as the Collateral.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Airbee Wireless, Inc.

November 14, 2005	By:	E. Eugene Sharer

Name: E. Eugene Sharer
Title: President and Chief Operating Officer

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Exhibit Index

Exhibit No.	Description

1	Settlement Letter